ARTICLES OF INCORPORATION
                                OF
                  LINCOLN DIVIDE MINING COMPANY

     KNOW ALL MEN BY THESE PRESENTS:    That the undersigned have this day
associated themselves together for the purpose of forming a corporation for the purpose of mining and other purposes hereinafter set forth, under the laws of the State of Nevada; and hereby certify:

                              I.

     The name of said corporation shall be "LINCOLN DIVIDE MINING COMPANY."

                             II.

     The location of said corporation's principal office or place of business is the State of Nevada shall be at Tonopah, in Nye County, Nevada. The Company may also have offices outside of the State of Nevada, where the books of the Company may be kept, and meetings of Directors and Stockholders may be held, as may be determined by the Board of Directors.

                            III.

     The nature of the business and the objects and purposes for which this corporation is formed are to do any and all things herein set forth, to the same extent and as fully as natural person might or could do, and in any part of the world, as principal, agent, contractor, trustee, or otherwise, and either alone or in company with others, namely:

     Locating, working, developing, leasing, buying, selling and otherwise dealing in mines, mining locations, mining claims, mining rights, mining plants, machinery or works used in connection therewith; also to engage in and carry on the business of crushing, milling, smelting, refining and preparing for market, gold, silver, lead, tin, copper, zinc, and other ore, coal, petroleum, oil, metals, and mineral substances of all kinds; and to carry on any other reducing, smelting or metallurgical operations which may seem conducive to any of this corporation's objects, purposes or business; and also to engage in and carry on the business of buying, selling, manufacturing and dealing in minerals, ores, metals, mining plants, machinery, implements, conveniences, provisions and things used in connection with the business of this corporation, or required by the workmen and others employed by this corporation.

     To acquire by purchase or otherwise, own, hold, develop, buy, sell, convey, lease, mortgage or encumber lands, real estate, water or other property, personal or mixed.

     To survey, subdivide, plat, improve, and develop lands for purposes of sale or otherwise, and to do and perform all things needful and lawful for the development and improvement of the same for residence, trade and business.

     To purchase, construct, lease, operate and maintain electric lighting and power plants, buildings, constructions, machinery, appliances, equipment, fixtures, easements and appurtenances.

     To purchase, construct, lease, operate and maintain telephone lines and lines for electric light and power purposes.

     To furnish electricity for power and lighting purposes and all appliances incident or necessary thereto.

     To purchase, construct, lease, operate and maintain tramways, rights of way, easements and appurtenances.

     To construct, purchase, develop, or otherwise acquire, maintain, repair and operate water and water works, sewer plants, and drainage systems, and to sell, lease, or rent water and water rights and privileges.

     To buy, sell and generally trade in, store, carry and transport all kinds of goods, wares, merchandise, provisions and supplies.

     IN FURTHERANCE AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Nevada, and of the objects and purposes herein set forth, it is hereby expressly provided that this corporation shall also have the following powers, that is to say:
     1. To acquire the good-will, rights, property and franchises, and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation, and to pay for the same in cash, stock or bonds of this corporation, or otherwise; to hold, or in any lawful manner to dispose of, the whole or any part of the property as purchased; to conduct in any lawful manner the hole or any part of the business so acquired, and to the exercise all the powers necessary or convenient in and about the conduct and management of such business.
     2. To hold, purchase, or otherwise acquire, sell, guarantee, underwrite, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock, bonds, or other evidences of indebtedness created by any other corporation or corporations of this State or any other state, or territory, country or government, and while the holder of such stock to exercise all the rights and privileges of ownership, including the right to vote thereon, to the same extent as natural persons might or could do.
     3. To make and enter into and perform contracts of every sort and kind for any lawful purposes with any individual, firm, association, corporation, private, public or municipal body politic, and with the Government of the United States or any State, Territory or Color thereof, and to draw, make, concept, endorse, discount, execute and issue promissory notes, bills of exchange, warrants, bonds, debentures and other negotiable or transferrable instruments, so far as may be permitted by the laws of the State of Nevada.
     4. To apply for, or in any manner dispose of, and to grant license or other rights, inventions, improvements, and processes used in connection with or secured under Letters, Patent or Copyright of the United States or other countries, to make, operate or develop the same, and to carry on any business, manufacturing or otherwise, which may directly or indirectly effectuate these objects or any of them.
     5.   To purchase, hold cancel and re-issue the shares of its Capital
Stock.
     6. To conduct its business or any part thereof in any and all parts of the world, and to have one or more offices out of the State of Nevada, and purchase or otherwise acquire, hold, mortgage, or otherwise lien and encumber, and sell, convey, and transfer real and personal property of every kind and nature, both within and without the State of Nevada, and to issue its bonds in pursuance thereof.
     7. In general, to carry on any other business within or without the State of Nevada in connection therewith, whether manufacturing, merchandising or otherwise, not forbidden by the laws of the State of Nevada, and with all the powers conferred by the said laws upon corporations.
     8. To become and be the trustee of any persons, firm, association or corporation, and to exercise all the powers and privileges of a trustee in accordance with the terms and conditions of the trust under and by which the same is committed to it.
     9. It is the intention that the objects, purposes and powers specified in this third paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but the objects, purposes and powers specified in each of the clauses of this Certificate of Incorporation shall be regarded as independent objects, purposes and powers.

                               IV.

     The amount of the total authorized Capital Stock of this Corporation is One Hundred and Fifty Thousand Dollars ($150,000), divided into one million five hundred thousand (1,500,000) shares of the par value of Ten Cents ($.10) each, said stock to be non-assessable when fully paid up in money, services or property.
     The amount of Capital Stock with which this corporation will commence business is One Thousand Dollars ($1,000.00).

                                V.

     The names, residences and post office addresses of the original subscribers to stock, and the amount subscribed by each are as follows:
                                                           Amount
     Name      Residence      P. O. Address      Subscribed
H.K. Moore          Tonopah, Nevada   Tonopah, Nevada      $250.00
A.H. Keenan         Tonopah, Nevada   Tonopah, Nevada      $500.00
E.A. Keenan         Tonopah, Nevada     Tonopah, Nevada    $250.00

                               VI.

     This corporation shall be of unlimited duration.

                               VII.

     The members of the Governing Board of this corporation shall be styled Director, and shall be five (5) in number.

     A. The Board of Directors shall have power and authority to make and alter or amend the By-Laws; to fix the amount, in cash or otherwise, to be reserved as working capital, and to authorize and cause to be executed mortgages and liens upon the property and franchises of this corporation.
     B. The Board of Directors shall have power and authority, with the consent in writing, and pursuant to the vote of the holders of sixty-six and two-thirds per centum (66 2/3%) of the Capital Stock issued and outstanding, to sell, assign, transfer or otherwise dispose of the whole property and business of this Corporation, but not otherwise.
     C. The Board of Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions and regulations the accounts and books of this corporation, or any of them, shall be opened to the inspection of the stockholders, and no stockholder shall have the right to inspect any account or book or document of this corporation except as conferred by the Statute of Nevada, or authorized by the directors, or by resolution of the stockholders.
     D. The stockholders and directors shall have power to hold their meetings, and keep the books, documents and papers of this corporation outside of the state of Nevada, and at such places as may be from time designated by the By-Laws or by resolution of the Stockholders or directors, except as otherwise required by the laws of the State of Nevada.
     IN WITNESS WHEREOF, the said incorporators have hereunto set their hands this 14th day of May, 1919.

                              /s/H.K. Moore

                              /s/A.H. Keenan

                              /s/E.A. Keenan
STATE OF NEVADA     )
               )  ss.
County of Nye  )

          Before me, Hugh H. Brown, a Notary Public in and for said county, personally appeared H. K. Moore, A. H. Keenan and E. A. Keenan, known to me to be the persons named in and who executed the foregoing Articles of Incorporation, and acknowledged to me that they executed the same freely and voluntarily, and for the uses and purposes therein mentioned; all this 14th day of May, 1919.
          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal, at Tonopah, Nye County, Nevada, this 14th day of May, 1919.


                              /s/Hugh H. Brown
                              Notary Public in and for Nye County,
                              State of Nevada.

My commission expires May 4, 1923.